PRESS RELEASE

DATE:	CONTACT:
April 15, 2013	Courtney Degener 213-271-1600

CADIZ INC. APPOINTS NEW MEMBER TO BOARD OF DIRECTORS

    LOS ANGELES, CA – Cadiz Inc. [NASDAQ: CDZI] (“Cadiz”, “the Company”) announced today the appointment of Mr. Bryant Riley to its Board of Directors.  Mr. Riley joins the Company’s Board with significant corporate management expertise and over 20 years of experience in the investment banking industry.

    Mr. Riley is Chairman of B. Riley & Co., LLC (“B. RILEY”), a Los-Angeles-based brokerage and California Registered Investment Advisor.  Since its founding in 1997, B. RILEY has grown into a leading full-service investment bank with offices nationwide.

    Mr. Riley also currently sits on the board of directors of two additional publicly traded companies, Great American Group [OTCBB: GAMR] and Strasbaugh [OTC: STRB], and is on the board of privately-held Lightbridge Communications Corp.  Previously, Mr. Riley has held Board positions at Alliance Semiconductor Corporation, Aldila Inc., Carreker Corporation, DDI Corp., Integrated Silicon Solution, Inc., Celeritek, Inc., Kitty Hawk Inc., Mossimo Inc., SI Technologies, Inc., Silicon Storage Technologies, Trans World Entertainment and Transmeta Corp.

    Mr. Riley holds a Bachelor of Science in Finance from Lehigh University in Pennsylvania.

About Cadiz

    Founded in 1983, Cadiz Inc. is a publicly-held renewable resources company that owns 70 square miles of property with significant water resources in Southern California. The Company is engaged in a combination of organic farming and water supply and storage projects at its properties and abides by a wide-ranging “Green Compact” focused on environmental conservation and sustainable practices to manage its land, water and agricultural resources. For more information about Cadiz, visit www.cadizinc.com http://www.cadizinc.com/.

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FORWARD LOOKING STATEMENT: This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company.  Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to obtain new financing as needed, the receipt of additional permits for the water project and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.